FOR IMMEDIATE RELEASE

CORE MOLDING TECHNOLOGIES REPORTS SIGNIFICANT INCREASE IN THIRD QUARTER 2020 EARNINGS AND A NEW CREDIT FACILITY

COLUMBUS, Ohio – November 5, 2020 - Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”) today announced results for the third quarter ended September 30, 2020.

The Company reported net income for the third quarter of 2020 of $3.3 million, a $9.4 million improvement compared to the $6.1 million loss reported for the same period in 2019.  The net income increase was largely driven by operational improvements as well as lower interest and tax expense.   The results for the first nine months of 2020 reflect the operational improvements the Company made during its turnaround as the Company generated net income of $9.0 million compared to a net loss of $9.8 million for the first nine months of 2019.

Although net sales decreased $14.8 million to $59.9 million, or approximately 20%, for the third quarter of 2020 compared to the same period last year, net sales increased by 58% from the second quarter of 2020, which was heavily impacted due to COVID-19 shutdowns in North America.  The sales decrease in the third quarter 2020 compared to the same period last year was primarily a result of the cyclical downturn in North American heavy-duty truck production.  The heavy-duty truck sales decrease was partially offset by higher sales in other markets served by the Company, including construction and all-terrain vehicles.  For the nine months ended September 30, 2020, net sales decreased $66.5 million, or 29%, compared to the same period last year, primarily due to the North American heavy-duty cyclical downturn and the impact of COVID-19.

The Company generated cash flows from operations for the three months ended September 30, 2020 of $12.6 million due to increased operating earnings and a focused effort to reduce working capital.  For the full year the Company has generated cash flows from operations of $31.1 million compared to $4.0 million in 2019.  The nearly 700% improvement in year-over-year cash flows from operations is a result of the Company being able to convert its improvement in operational performance into cash.

“Our strong financial performance in the third quarter 2020 is a direct result of our ability to quickly and efficiently increase output.  It was a challenging quarter, but we have demonstrated that the Company operates very differently today than before the start of the transformation, in January of 2019, when significant demand increases drove financial losses,” said David Duvall, President and Chief Executive Officer.   “I am excited about the future and very proud of the entire Core team on how we have progressed in the transformation.  Core now has a solid foundation of operational execution and the leadership to continually drive a culture of operational excellence,” concluded Duvall.

On October 27, 2020, the Company closed a new credit facility with Wells Fargo Bank and FGI Equipment Finance, LLC.  The new credit facility is a combination of $31.7 million of new term loan capacity and $25.0 million of revolving loan capacity.  Upon closing the new credit facility, the Company borrowed $30.0 million of term loans and $8.7 million of revolving credit loans to repay its existing credit facility and pay transaction fees.  As a result of the refinancing, the Company is no longer in default on any of its outstanding debt and has alleviated the doubt about the Company’s ability to continue as a going concern.

Third quarter 2020 Compared to Third quarter 2019:

•   Net sales were $59.9 million compared to $74.7 million.

•   Product sales were $54.2 million compared to $67.5 million.

•   Gross margin was 18.1% compared to 8.7%.

•   Selling, general and administrative expenses were $6.5 million compared to $7.0 million.

•   Goodwill impairment charge was $4.1 million for the three months ended September 30, 2019.

•   Operating income was $4.3 million compared to operating loss of $4.7 million.

•   Net income was $3.3 million, or $0.39 per diluted share, compared with net loss of $6.1 million, or ($0.78) per diluted share.

•  Cash flows from operations were $12.6 million compared to $0.7 million.

First Nine Months 2020 Compared to First Nine Months 2019:

•   Net sales were $161.7 million compared to $228.2 million.

•   Product sales were $152.0 million compared to $214.4 million.

•   Gross margin was 15.2% compared to 7.9%.

•   Selling, general and administrative expenses were $17.1 million compared to $21.4 million.

•   Goodwill impairment charge was $4.1 million for the nine months ended September 30, 2019.

•   Operating income was $7.4 million compared to operating loss of $7.4 million.

•   Net income was $9.0 million, or $1.07 per diluted share, compared with net loss of $9.8 million, or ($1.25) per diluted share.

•   Cash flows from operations were $31.1 million compared to $4.0 million.

Third quarter 2020 gross margin increased 9.4 percentage points compared to third quarter 2019. The gross margin percentage increase was due to a favorable net change in product mix and productivity efficiency which were a direct result of the Company’s operational systems and processes implemented throughout 2019.  “Third quarter 2020 gross margin percent was the highest since the first quarter of 2016,” said Eric Palomaki, Executive Vice President of Operations.  “The entire Core operations team has embraced a new data driven focus and disciplined method to eliminate waste from all processes.  Our ability to turn these already implemented improvements into a foundational process that builds upon itself with continuous improvements across all areas of the operation is demonstrated by our gross margin improvement,” continued Palomaki.

Financial Position at September 30, 2020:

•   Total assets of $174.0 million.

•   Total debt of $34.3 million.

•   Stockholders’ equity of $93.5 million.

The Company’s debt to equity ratio as of September 30, 2020 is 37%.  During the third quarter 2020 the Company generated cash flows from operations of $12.6 million which were used to reduce outstanding debt by $1.1 million and increase cash on hand by $10.2 million.   “Another quarter of strong operational performance allowed the Company to further improve its financial position prior to the completion of our refinancing in October 2020,” said John Zimmer, Executive Vice President and Chief Financial Officer.  “As of the closing of the new debt facility the Company had available liquidity of approximately $25 million and reduced its weighted average effective interest rate on its term debt to 5.75% compared to 8.0% under its existing credit facility.   Having the new credit facility in place lowers the Company’s overall borrowing costs and provides liquidity to allow the Company to focus on growing the business,” Zimmer concluded.

Outlook

For the full year 2020 the Company expects sales to be lower than prior year primarily due to the effect of the cyclical downturn in North American heavy-duty truck market and the effect of COVID-19.  Based on ACT Research projected production for heavy-duty truck for the fourth quarter 2020 and customer forecasts in several of the markets the Company serves, we expect fourth quarter 2020 revenues to be only slightly lower than the fourth quarter 2019.  The Company continues to monitor closely any potential effects of COVID-19 on the operations of our customers and is prepared to make operational adjustments accordingly.

“As previously announced, our turnaround is complete.  The turnaround was a necessary first step in the transformation journey to becoming a leader in the industries we serve.  We are purposefully creating a foundational culture of organizational strength and disciplined execution that will be a competitive advantage,” said Renee Anderson, Executive Vice President of Human Resources.  “We have implemented an organizational development system focused on organizational health.  We are seeing results from this initiative, impacting the culture internally and solidifying the Core employer brand externally,” concluded Anderson.

“We are excited to see the holistic improvements across our business and how this is already being realized in new business opportunities.  We have increased our sales opportunities by over 350% since the first quarter of 2020 and won new and replacement business worth over $45 million,” said Duvall.

As the Company continues to strengthen its resources in technology and innovation it also must make sure that it optimizes current resources.  This has led the Company to the decision to close our Cincinnati facility located in Batavia, Ohio in 2021 and work with our customers to relocate the business into other Core locations or to third parties.   The team in Cincinnati has made tremendous improvements in the operations over the past 18 months.  However, the operations still do not, and will not in the future, provide the required returns to support ongoing investment in the location. The Cincinnati facility revenue accounts for less than 5% of the Company’s total revenues and the Company anticipates approximately half of those revenues will transition to other Core locations.  The Company anticipates shutdown costs and any asset impairment charges to be immaterial.

“We will continue to strengthen our resources in technology and innovation, organizational development and complete our Go-To-Market transformation to further refine our ability to provide differentiated value to our customers and the market,” concluded Duvall.

About Core Molding Technologies, Inc.

Core Molding Technologies and its subsidiaries operate in the composites market as one operating segment as a molder of thermoplastic and thermoset structural products. The Company's operating segment consists of two component reporting units, Core Traditional and Horizon Plastics. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These processes include compression molding of sheet molding compound ("SMC"), bulk molding compounds ("BMC"), resin transfer molding ("RTM"), liquid molding of dicyclopentadiene ("DCPD"), spray-up and hand-lay-up, glass mat thermoplastics ("GMT"), direct long-fiber thermoplastics ("D-LFT") and structural foam and structural web injection molding ("SIM"). Core Molding Technologies serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction, and other commercial products. The demand for Core Molding Technologies’ products is affected by economic conditions in the United States, Mexico, and Canada. Core Molding Technologies’ manufacturing operations have a significant fixed cost component. Accordingly, during periods of changing demand, the profitability of Core Molding Technologies’ operations may change proportionately more than revenues from operations.

This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control.  Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plans,” “projects,” “believes,” “estimates,” “encouraged,” “confident” and similar expressions are used to identify these forward-looking statements. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries (including changes in demand for truck production); federal and state regulations (including engine emission regulations); general economic, social, regulatory (including foreign trade policy) and political environments in the countries in which Core Molding Technologies operates; the adverse impact of coronavirus (COVID-19) global pandemic on our business, results of operations, financial position, liquidity or cash flow, as well as impact on customers and supply chains; safety and security conditions in Mexico and Canada; dependence upon certain major customers as the primary source of Core Molding Technologies’ sales revenues; efforts of Core Molding Technologies to expand its customer base; the ability to develop new and innovative products and to diversify markets, materials and processes and increase operational enhancements; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies’ suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; labor availability; the loss or inability of Core Molding Technologies to attract and retain key personnel; the Company's ability to successfully identify, evaluate and manage potential acquisitions and to benefit from and properly integrate any completed acquisitions; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees and other customer charges; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; inadequate insurance coverage to protect against potential hazards; equipment and machinery failure; product liability and warranty claims; and other risks identified from time to time in Core Molding Technologies’ other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the Annual Report on Form 10-K for the year ended December 31, 2019.

Company Contact: John Zimmer Executive Vice President & Chief Financial Officer 614-870-5604 jzimmer@coremt.com

(See Accompanying Tables)

CORE MOLDING TECHNOLOGIES, INC.

Condensed Consolidated Statements of Income (Loss) (Unaudited)

(in thousands, expect per share data)

                                                                                                Three  Months  Ended                Nine Months Ended
                                                                                                                September 30,                             September 30,

	2020	2019	2020	2019
Net sales:
Products	$ 54,240	$ 67,511	$ 152,019	$ 214,403
Tooling	5,633	7,144	9,686	13,765
Total net sales	59,873	74,655	161,705	228,168

Cost of sales	49,035	68,171	137,192	210,043
Gross margin	10,838	6,484	24,513	18,125
Selling, general and administrative expense	6,517	7,041	17,136	21,431
Goodwill impairment	—	4,100	—	4,100
Operating income (loss)	4,321	(4,657)	7,377	(7,406)
Other income and expense
Interest expense	966	1,113	3,338	2,878
Net periodic post-retirement benefit	(20)	(23)	(60)	(71)
Total other income and expense	946	1,090	3,278	2,807

Income (loss) before taxes	3,375	(5,747)	4,099	(10,213)
Income tax expense (benefit)	32	378	(4,933)	(452)
Net income (loss)	$ 3,343	$ (6,125)	$ 9,032	$ (9,761)
Net income (loss) per common share:
Basic	$ 0.39	$ (0.78)	$ 1.07	$ (1.25)
Diluted	$ 0.39	$ (0.78)	$ 1.07	$ (1.25)

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	As of 9/30/2020 (Unaudited)	As of 12/31/2019
Assets:
Cash and Cash Equivalents	$14,809	$1,856
Accounts Receivable, net	26,306	32,424
Inventories, net	15,233	21,682
Other Current Assets	6,345	5,263
Property, Plant and Equipment, net	75,207	79,206
Goodwill	17,376	17,376
Intangibles, net	12,003	13,464
Right of Use Asset	3,506	4,484
Other Non-Current Assets	3,215	3,551
Total Assets	$174,000	$179,306

Liabilities and Stockholders' Equity
Current Portion of Long-Term Debt	$2,753	$49,451
Accounts Payable	17,949	19,910
Contract Liabilities	2,745	3,698
Compensation and Related Benefits	6,450	5,515
Accrued Other Liabilities	7,101	5,260
Other Non-Current Liabilities	3,962	3,119
Long-Term Debt	31,537	—
Post Retirement Benefits Liability	7,974	7,927
Stockholders' Equity	93,529	84,426
Total Liabilities and Stockholders' Equity	$174,000	$179,306

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

Nine Months Ended
September 30,
2020	2019
Cash flows from operating activities:
Net income (loss)	$9,032	$(9,761)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	8,425	7,700
Deferred income tax	517	632
Goodwill impairment	—	4,100
Share-based compensation	1,059	1,264
Losses (gains) on foreign currency	203	(22)
Change in operating assets and liabilities:
Accounts receivable	6,118	(378)
Inventories	6,449	2,352
Prepaid and other assets	(747)	1,900
Accounts payable	(2,053)	(2,505)
Accrued and other liabilities	2,238	253
Post retirement benefits liability	(189)	(298)
Net cash provided by operating activities	31,052	3,973

Cash flows from investing activities:
Purchase of property, plant and equipment	(2,716)	(6,280)
Net cash used in investing activities	(2,716)	(6,280)

Cash flows from financing activities:
Gross repayments on revolving line of credit	(59,356)	(148,679)
Gross borrowings on revolving line of credit	47,349	152,121
Payment from term loan	175	—
Payment of principal on term loans	(3,391)	(2,532)
Payment of deferred loan costs	(140)	(434)
Payments related to the purchase of treasury stock	(20)	(60)
Net cash provided by (used in) financing activities	(15,383)	416

Net change in cash and cash equivalents	12,953	(1,891)

Cash and cash equivalents at beginning of period	1,856	1,891

Cash and cash equivalents at end of period	$14,809	$—

Cash paid for:
Interest	$3,523	$2,706
Income taxes	$467	$1,160
Non cash investing activities:
Fixed asset purchases in accounts payable	$146	$429
	Three Months Ended
	September 30,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$3,343	$(6,125)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,837	2,520
Deferred income tax	—	(632)
Goodwill impairment	—	4,100
Share-based compensation	355	398
Losses (gains) on foreign currency	248	(39)
Change in operating assets and liabilities:
Accounts receivable	(4,724)	2,367
Inventories	992	554
Prepaid and other assets	2,920	(467)
Accounts payable	5,857	(1,093)
Accrued and other liabilities	800	(807)
Post retirement benefits liability	(59)	(100)
Net cash provided by operating activities	12,569	676

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,072)	(1,079)
Net cash used in investing activities	(1,072)	(1,079)

Cash flows from financing activities:
Gross repayments on revolving line of credit	—	(50,206)
Gross borrowings on revolving line of credit	—	50,920
Payment from term loan	—	—
Payment of principal on term loans	(1,132)	(844)
Payment of deferred loan costs	(140)	—
Payments related to the purchase of treasury stock	(20)	—
Net cash provided by (used in) financing activities	(1,292)	(130)

Net change in cash and cash equivalents	10,205	(533)

Cash and cash equivalents at beginning of period	4,604	533

Cash and cash equivalents at end of period	$14,809	$—

Cash paid for:
Interest	$1,146	$1,046
Income taxes	$165	$144
Non cash investing activities:
Fixed asset purchases in accounts payable	$—	$61